Exhibit 99
For more information
Lisa Walsh
Investor Relations
(218) 327-5367
lwalsh@asvi.com
ASV ANNOUNCES INITIAL GUIDANCE FOR 2006
Sales Expected to increase 25% to 34% to $300 to $320 million on strong demand for ASV Machines and Parts

Highlights of Initial 2006 Guidance
•	Sales for 2006 anticipated to be in the range of $300 to $320 million. This reflects a 25% to 34% increase over the midpoint of projected sales of $237 to $242 million for 2005

•	Sales projections driven by the expectation for continued strong order flow for ASV machines, planned dealer network expansion, new product line additions and increased parts sales

•	Sales breakdown for 2006 is expected to be as follows:
•	ASV machines approximately 52% of total net sales

•	OEM undercarriages approximately 25% of total net sales

•	Parts approximately 14% of total net sales

•	Loegering products approximately 9% of total net sales
•	Before the effect of adopting SFAS 123(R) Accounting for Stock Based Compensation, diluted earnings per share is expected to be in the range of $1.14 to $1.23 per share, up 20% to 29% over the midpoint of the anticipated EPS range of $0.94 to $0.96 for 2005. These figures assume 28 million diluted shares outstanding.

•	The anticipated EPS impact of adopting SFAS 123(R) for the expensing of stock options and other compensation expenses related to this change is anticipated to be $0.08 per share for 2006.
Grand Rapids, MN (December 21, 2005) — ASV, Inc. (Nasdaq: ASVI) today issued its initial financial guidance for 2006. Net sales for the year ending December 31, 2006 are anticipated to be in the range of $300 to $320 million, an increase of 25% to 34% over the midpoint of its anticipated sales of $237 to $242 million for 2005. 2006 net earnings, before adjustments related to the adoption of SFAS 123(R), are expected to be in the range of $32.0 to $34.5 million, an increase of 21% to 31% over the midpoint of anticipated earnings for 2005. The anticipated net earnings impact of adopting SFAS 123(R), and other compensation expenses related to this change, is approximately $2.4 million.
Commenting on ASV’s outlook for 2006, ASV CEO Gary Lemke stated, “The rubber track loader market expanded at a strong pace in 2005, and we expect this growth trend to continue. To position ourselves to capitalize on future growth we will continue to execute on our core strategies, with an emphasis on expanding our dealer network and our industry leading product line up. ASV will be launching two new models of Posi-Track rubber track loaders in 2006. These new models, which will be shown to ASV dealers in January 2006, are based on revolutionary new technology which we believe will help increase our market share and further strengthen our product leadership position in the rubber track loader market. These machines, along with our new Scout utility vehicle, will go into production in 2006.”
Sales of ASV machines are expected to account for approximately 52% of ASV’s total projected net sales for 2006. This reflects an increase of 39% to 48% over 2005. Driving this growth is the anticipation of continued strong order flow, planned expansion in the Company’s dealer network and the addition of new products to the ASV machine product line.
OEM undercarriage sales to Caterpillar Inc. (NYSE: CAT) and Vermeer Manufacturing Company are expected to account for approximately 25% of ASV’s projected net sales for 2006. The 4% to 11% growth in OEM undercarriage sales reflects the current and planned introduction of the Vermeer trenchers and horizontal directional drill which utilize ASV’s patented undercarriage systems, and the sales of Caterpillar’s Multi Terrain Loaders (MTLs) which will undergo a supply base transition on several components during 2006 to enable higher future volumes.
Parts sales are expected to account for approximately 14% of 2006 total net sales. Reflecting the continued growth in the field population of ASV and Caterpillar machines, parts sales are expected to grow 35% to 44% over 2005.

With the continued momentum in the sale of rubber track loaders, sales of Loegering Mfg. Inc. products are expected to increase 13% to 20% over 2005 and account for approximately 9% of ASV’s projected net sales for 2006.
ASV’s 2006 operating margin, before adjustment for the effects of adopting SFAS 123(R), is anticipated to be in the range of 16.4% to 16.6%, reflecting the Company’s on-going efforts to manage costs and attain economies of scale, which are expected to offset much of the impact of the slightly lower gross margins on Caterpillar sales and increased ASV sales efforts in the expansion of the Company’s dealer network.
Including the effect of adopting SFAS 123(R) and other compensation expenses related to the change, ASV’s 2006 operating margin is expected to be in the range of 15.1% to 15.4%.
Assuming 28 million fully diluted shares outstanding for 2006, ASV expects its earnings per share before SFAS 123(R) adoption effects to be in the range of $1.14 to $1.23. This reflects a 20% to 29% increase over the midpoint of ASV’s estimated range of diluted earnings per share of $0.94 to $0.96 for 2005. This earnings per share estimate does not include an anticipated $0.08 per share effect of adopting SFAS 123(R) and other compensation expenses incurred because of this requirement.
“We remain optimistic in our outlook for the industry, and our 2006 projections and core fundamentals reflect this,” stated Lemke. “We expect the growth in ASV machines to outpace the market in 2006, further validating our business strategy and product strength. We are now laying the foundation for our next growth phase. In 2005 we developed three new ASV machines, and undercarriages systems for four new Vermeer machines. In 2006 we will bring to market our expanded and diversified product base and shift our focus to the expansion of our ASV dealer network. Combined, we believe these strategies will drive sustainable, long-term success is this market.”
QUESTION AND ANSWER

Q1:	What gross margin range do you expect to see in 2006?

A:	We expect to see a gross margin in the range of 23.3% to 23.6% for 2006. This compares to 24.5% in our 9/30/05 year to date results. Our earlier guidance on the impact of margin reductions associated with the new Caterpillar agreement estimated a range of 0 to 2%, depending on the mix of products and parts sales. Parts sales offer higher than average gross margin levels and are a function of the population of machines and undercarriages in the field. As the Company is only now gaining critical mass in the field, it is relatively more difficult to predict the rate at which parts sales will grow in 2006. Our 2006 guidance puts us at the midpoint of the 0% to 2% range.

Q2:	What assumptions did you make for SG&A and R&D expenses?

A:	We expect SG&A expenses to be in line with our three months ended September 30, 2005 results of 6.2%. This is lower than our results of 6.7% for the nine months ended September 30, 2005. While SG&A as a percentage of sales is forecasted to decline in 2006, actual SG&A expenses are expected to grow nominally over 2005. This additional expense is associated with positioning the Company for additional future growth, through the introduction of new products and the expansion of our dealer network. We expect R&D expenses to be in line with our nine months ended September 30, 2005 results of 0.7%.

Q3:	Please elaborate on the adjustments for SFAS 123(R) and the impact on earnings per share.

A:	SFAS 123(R) requires the fair value of all share-based payment transactions be recognized in the financial statements beginning January 1, 2006. The combined effect of adopting SFAS 123(R) for those stock options previously granted and options anticipated to be granted in 2006 (or a comparable alternative compensation plan) is expected to be approximately $0.08 per diluted share.

The following table provides a comparison of diluted EPS. The final example shows the comparison of the midpoint of 2005 to 2006 had the Company recorded the estimated fair value of outstanding options during 2005:

	2005	2006	Growth Rate
EPS without SFAS 123(R) adjustments	$0.95	$1.14 -- $1.23	20% -- 29%
EPS with $0.08 SFAS 123(R) adjustment to 2006	$0.95	$1.06 -- $1.15	12% -- 21%
EPS with $0.06 SFAS 123(R) adjustment to 2005 and $0.08 adjustment to 2006	$0.89	$1.06 -- $1.15	19%-- 29%

Q4:	Can you comment on the mix of price and volume as the determinants of your 2006 sales growth?

A:	Our sales growth in 2006 is predominantly driven by volume increases.

Q5:	At what rate do you estimate the rubber track loader market to be growing?

A:	The Company estimates the rubber track loader market to be growing at an annual rate of 20% to 30%. With an increase of 39% to 48% projected for the sales of ASV machines, the guidance we have provided assumes an overall increase in the market share of ASV machines.

Q6:	What tax rate are you using in your 2006 earnings estimates?

A:	We are using an effective tax rate of 37% for 2006.
About ASV
     ASV designs, manufactures and sells rubber track loaders and related accessories, attachments and traction products. ASV also manufactures rubber track undercarriages, some of which are a primary component on Caterpillar’s Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber track loaders in technology and innovation. ASV’s products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV’s website at www.asvi.com or Loegering’s website at www.loegering.com.
Forward Looking Statements
     Note: The statements set forth above regarding ASV’s future expected sales, sales mix, expense levels, the effects of adopting SFAS 123(R), earnings per share and anticipated start of production for new models are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV’s ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, unanticipated problems or delays experienced by Caterpillar relating to the manufacturing or marketing of the MTL machines, market acceptance of the machines, unanticipated problems or delays experienced by Vermeer relating to the manufacturing or marketing of the Vermeer machines utilizing ASV undercarriage systems, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV’s ability to realize the anticipated benefits from its relationship with Caterpillar, corporate developments at Vermeer and ASV’s ability to realize the anticipated benefits from its relationship with Vermeer. Any forward-looking statements provided from time-to-time by the Company represent only management’s then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s SEC filings, including but not limited to, its quarterly reports on Form 10-Q.